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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. __)*


                       Comdisco Holding Company, Inc.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock (par value $0.01 per share)
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 200334100
            ---------------------------------------------------
                               (CUSIP Number)

                             December 31, 2002
            ---------------------------------------------------
          (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                      |X|    Rule 13d-1(b)

                      |_|    Rule 13d-1(c)

                      |_|    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------              ------------------------------
CUSIP NO. _200334100______                13G             PAGE 2 OF 8 PAGES
-----------------------------------              ------------------------------




------- -----------------------------------------------------------------------
   1

        NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Halcyon Management Company LLC
------- -----------------------------------------------------------------------
   2

        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (A) |_|
                                                                (B) |X|
------- -----------------------------------------------------------------------
   3

        SEC USE ONLY
------- -----------------------------------------------------------------------
   4

        CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
                    ----- -----------------------------------------------------
                     5

     NUMBER OF            SOLE VOTING POWER


                                  127,075

       SHARES
                    ----- -----------------------------------------------------
    BENEFICIALLY     6

                          SHARED VOTING POWER
      OWNED BY

                                  0
                    ----- -----------------------------------------------------
                     7

        EACH              SOLE DISPOSITIVE POWER


     REPORTING

                                  127,075
                    ----- -----------------------------------------------------
                     8

       PERSON             SHARED DISPOSITIVE POWER
        WITH

                                  0
------- -----------------------------------------------------------------------
   9

        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                127,075
------- -----------------------------------------------------------------------
  10

        CHECK  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                      |_|
------- -----------------------------------------------------------------------
  11

        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                3.03%
------- -----------------------------------------------------------------------
  12

        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                IA
------- -----------------------------------------------------------------------

-----------------------------------              ------------------------------
CUSIP NO. _200334100______                13G             PAGE 3 OF 8 PAGES
-----------------------------------              ------------------------------

------- -----------------------------------------------------------------------
   1

        NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Halcyon Offshore Management Company LLC
------- -----------------------------------------------------------------------
   2

        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (A) |_|
                                                                (B) |X|
------- -----------------------------------------------------------------------
   3

        SEC USE ONLY
------- -----------------------------------------------------------------------
   4

        CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
                    ----- -----------------------------------------------------
                     5

     NUMBER OF            SOLE VOTING POWER


                                  145,585

       SHARES
                    ----- -----------------------------------------------------
    BENEFICIALLY     6

                          SHARED VOTING POWER
      OWNED BY

                                  0
                    ----- -----------------------------------------------------
                     7

        EACH              SOLE DISPOSITIVE POWER


     REPORTING

                                  145,585
                    ----- -----------------------------------------------------
                     8

       PERSON             SHARED DISPOSITIVE POWER
        WITH

                                  0
------- -----------------------------------------------------------------------
   9

        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                145,585
------- -----------------------------------------------------------------------
  10

        CHECK  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                      |_|
------- -----------------------------------------------------------------------
  11

        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                3.47%
------- -----------------------------------------------------------------------
  12

        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                IA
------- -----------------------------------------------------------------------

-----------------------------------              ------------------------------
CUSIP NO. _200334100______                13G             PAGE 4 OF 8 PAGES
-----------------------------------              ------------------------------


Item 1.

     (a)  Name of Issuer

          Comdisco Holding Company, Inc.

     (b)  Address of Issuer's Principal Executive Offices

          6111 North River Road
          Rosemont, Illinois  60018

ITEM 2.

     (a)  Names of Persons Filing

          This Statement is being filed on behalf of Halcyon Management Company LLC and Halcyon Offshore Management Company LLC
          (together, the "Reporting Persons").

     (b)  Address of Principal Business Office or, if none, Residence

          The address of the principal business offices of each of the Reporting Persons is 477 Madison Avenue, New York, New York 10022.

     (c)  Citizenship

          Each of the Reporting Persons is a Delaware limited liability company.

     (d)  Title of Class of Securities

          Common stock, par value $0.01 per share.

     (e)  CUSIP Number

          200334100

-----------------------------------              ------------------------------
CUSIP NO. _200334100______                13G             PAGE 5 OF 8 PAGES
-----------------------------------              ------------------------------


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) |_| Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

        (b) |_|  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                78c);

        (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

        (d) |_| Investment Company registered under Section 8 of the Investment Company Act (15 U.S.C. 80a-8);

        (e) |X|  An investment advisor in accordance with Section
                 240.13d-1(b)(1)(ii)(E);

        (f) |_| An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

        (g) |_| A parent holding company or control person, in accordance with Section 240.13d-1(b)(1)(ii)(G);

        (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) |X|  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

-----------------------------------              ------------------------------
CUSIP NO. _200334100______                13G             PAGE 6 OF 8 PAGES
-----------------------------------              ------------------------------

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     Halcyon Management Company LLC

        (a)  Amount beneficially owned

             127,075

        (b)  Percent of class

             3.03% (based on 4,200,000 shares outstanding as of December 31, 2002.)

        (c)  Number of shares as to which each Reporting Person has:

             (i)   Sole power to vote or to direct the vote: 127,075

             (ii)  Shared power to vote or to direct the vote: 0

             (iii) Sole power to dispose or to direct the disposition
                   of: 127,075

             (iv)  Shared power to dispose or to direct the disposition of: 0

     Halcyon Offshore Management Company LLC

        (a)  Amount beneficially owned

             145,585

        (b)  Percent of class

             3.47% (based on 4,200,000 shares outstanding as of December 31, 2002.)

        (c)  Number of shares as to which each Reporting Person has:

             (i)   Sole power to vote or to direct the vote: 145,585

             (ii)  Shared power to vote or to direct the vote: 0

             (iii) Sole power to dispose or to direct the disposition
                   of: 145,585

             (iv)  Shared power to dispose or to direct the disposition of: 0

-----------------------------------              ------------------------------
CUSIP NO. _200334100______                13G             PAGE 7 OF 8 PAGES
-----------------------------------              ------------------------------


     Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     All of the shares of Common Stock set forth in Item 4 are owned by various investment advisory clients of the Reporting Persons, which are deemed to be beneficial owners of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to their discretionary power to make investment decisions over such shares for their clients and their ability to vote such shares. In all cases, the investment advisory clients of the Reporting Persons have the right to receive, or the power to direct the receipt of, dividends from (or the proceeds from the sale of) the shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     The Reporting Persons listed in Item 2(a), both of which are registered as investment advisers under Section 203 of the Investment Advisers Act of 1940, may be deemed to be a group. The Reporting Persons share common ownership and management.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------------------              ------------------------------
CUSIP NO. _200334100______                13G             PAGE 8 OF 8 PAGES
-----------------------------------              ------------------------------



                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    HALCYON MANAGEMENT COMPANY LLC

                                         March 5, 2004
                                       -----------------------------------
                                                (DATE)

                                    By:  /s/ James Pasquarelli
                                       -----------------------------------
                                              (SIGNATURE)

                                         Chief Financial Officer
                                       -----------------------------------
                                              (NAME/TITLE)

                                    HALCYON OFFSHORE MANAGEMENT COMPANY LLC

                                         March 5, 2004
                                       -----------------------------------
                                                (DATE)

                                    By:  /s/ James Pasquarelli
                                       -----------------------------------
                                              (SIGNATURE)

                                         Chief Financial Officer
                                       -----------------------------------
                                              (NAME/TITLE)


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess.240.13d-7 for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                           JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the shares of beneficial interest, par value $0.01 per share, of Comdisco Holding Corporation, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

                                       HALCYON MANAGEMENT COMPANY

                                       HALCYON MANAGEMENT COMPANY

                                       By:/s/ James Pasquarelli
                                          ---------------------------------
                                       Name:  James Pasquarelli
                                       Title: Chief Financial Officer

Dated:  March 5, 2004

                                       HALCYON OFFSHORE MANAGEMENT COMPANY LLC

                                       By:/s/ James Pasquarelli
                                          ---------------------------------
                                       Name:  James Pasquarelli
                                       Title: Chief Financial Officer

Dated:  March 5, 2004